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                                                                    EXHIBIT 23.9

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Vornado Realty Trust on Form S-4 of our report dated March 13, 1997 on the consolidated financial statements of Arbor Property Trust included in the Annual Report on Form 10-K of Arbor Property Trust for the year ended December 31, 1996 and our report dated September 4, 1997 on the statement of revenue and certain expenses of Green Acres Mall and the Plaza at Green Acres for the year ended December 31, 1996, included in Vornado Realty Trust's Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, and to all references to our Firm included in this Registration Statement.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
September 29, 1997